Exhibit 99.1

EARNINGS RELEASE

Investor and Media Contacts:
Kelly Loeffler, VP, Investor Relations & Corp. Communications
IntercontinentalExchange
770-857-4726
kelly.loeffler@theice.com

Melanie Shale, Director of Investor & Public Relations
IntercontinentalExchange
770-857-2532
melanie.shale@theice.com

IntercontinentalExchange Reports 18% Increase in Second Quarter Earnings; Diluted EPS of $1.95, up 19%

●	Revenues up 8% to $351MM
●	Operating Income up 13% to $215MM
●	Net Income Attributable to ICE of $143MM, up 18%

ATLANTA, GA (August 1, 2012) -- IntercontinentalExchange, Inc. (NYSE: ICE), a leading operator of regulated global exchanges, clearing houses and over-the-counter (OTC) markets, today reported financial results for the second quarter of 2012. Consolidated revenues increased 8% compared to the second quarter of 2011 to $351 million. Consolidated net income attributable to ICE was $143 million, up 18% versus the second quarter of 2011. Diluted earnings per share (EPS) increased 19% from the prior second quarter to $1.95.

Said ICE Chairman and CEO Jeffrey C. Sprecher: “By continuing to execute across our business amid challenging economic conditions, ICE once again delivered double digit earnings growth for the quarter. We continue to lead in providing solutions for clients to comply with new requirements under financial reform and believe that proactively serving the needs of our customers will continue to distinguish our performance.”

ICE SVP and CFO Scott Hill added: “Our company’s focus on both growth and efficiency drives our industry-leading results, even as we invest prudently for the future. We continue to work closely with customers and regulators to ensure the integrity of our markets while expanding on key strategic initiatives in clearing, execution and other opportunities to serve markets globally.”

Second Quarter 2012 Results
Second quarter 2012 consolidated revenues were $351 million, up 8% from the prior second quarter. Consolidated transaction and clearing revenues increased 6% to $307 million. The increase in transaction and clearing revenues was driven primarily by strong trading volumes in ICE’s energy futures markets.

Second quarter transaction and clearing revenues in ICE’s futures segment grew 14% to $169 million. Average daily volume (ADV) in ICE’s futures segment was a record 1.6 million contracts, up 11% from the prior-year second quarter.

Transaction and clearing revenues in ICE's global OTC segment was $137 million, down 2% compared to the prior second quarter. Average daily commissions (ADC) for ICE’s OTC energy business increased 3% to $1.6 million. Revenues from ICE’s credit default swap (CDS) trade execution and clearing business totaled $36 million in the second quarter of 2011, including $15 million from CDS clearing.

Consolidated market data revenues in the second quarter increased 21% over the prior second quarter to a record $37 million. Consolidated other revenues were $7 million.

Consolidated operating expenses were $136 million in the second quarter of 2012, up 1% compared to the year-ago quarter. Consolidated operating income grew 13% to $215 million in the quarter. Operating margin improved to 61% in the second quarter of 2012, up 2 points from the prior second quarter.

The effective tax rate for the second quarter of 2012 was 30% compared to 32% in the previous second quarter.

First Half 2012 Results
Consolidated revenues in the first half of 2012 grew 9% to $716 million. Futures volumes in the first six months of the year increased 4% to 199 million contracts, driving futures transaction and clearing revenue of $329 million, up 7% from the first half of 2011. ADV in the first half of the year was 1.6 million contracts, up 4% from the first six months of 2011.

Global OTC segment transaction and clearing revenues were $300 million in the first half of the year, up 7% from the first half of 2011. ADC in ICE’s OTC energy markets were $1.8 million in the first half of 2012, up 12% from the same period of 2011. Consolidated market data revenues increased 22% to $74 million and consolidated operating margin was 62% for the first half of 2012.

Cash flows from operations were $366 million in the first half of 2012, up 14% year-over-year. Capital expenditures during the first half of 2012 were $16 million and capitalized software development costs totaled $17 million.

Unrestricted cash was $1.1 billion as of June 30, 2012. At the end of the second quarter, ICE had $863 million in outstanding debt.

Financial Guidance and Additional Information
•
ICE's diluted share count for the third quarter of 2012 is expected to be in the range of 72.9 million to 73.9 million weighted average shares outstanding, and the diluted share count for fiscal year 2012 in the range of 73.0 million to 74.0 million weighted average shares outstanding. ICE’s remaining capacity in its share repurchase program is $331 million.

•
ICE expects capital expenditures and capitalized software expenses in the second half of 2012 to be in the range of $35 million to $40 million, including $7 million to $9 million which is attributable to real estate.

•	ICE expects acquisition expense in the range of $1 million to $2 million per quarter.

Earnings Conference Call Information
ICE will hold a conference call today, August 1, at 8:30 a.m. ET to review its second quarter 2012 financial results. A live audio webcast of the earnings call will be available on the company's website at www.theice.com under About ICE/Investors & Media. Participants may also listen via telephone by dialing 877-674-6420 if calling from the United States, or 708-290-1370 if dialing from outside of the United States. Telephone participants should call 10 minutes prior to the start of the call. The call will be archived on the company's website for replay.

Historical futures volume and OTC commission data can be found at:
http://ir.theice.com/supplemental.cfm

About IntercontinentalExchange
IntercontinentalExchange (NYSE: ICE) is a leading operator of regulated futures exchanges and over-the-counter markets for agricultural, credit, currency, emissions, energy and equity index contracts. ICE Futures Europe hosts trade in half of the world’s crude and refined oil futures. ICE Futures U.S. and ICE Futures Canada list agricultural, currencies and Russell Index markets. ICE is also a leading operator of central clearing services for the futures and over-the-counter markets, with five regulated clearing houses across North America and Europe. ICE serves customers in more than 70 countries. www.theice.com

The following are trademarks of IntercontinentalExchange, Inc. and/or its affiliated companies: IntercontinentalExchange, IntercontinentalExchange & Design, ICE, ICE and block design, ICE Futures Canada, ICE Futures Europe, ICE Futures U.S., ICE Clear Credit, ICE Clear Europe, ICE Clear U.S., ICE Clear Canada, The Clearing Corporation, U.S. Dollar Index, ICE Link and Creditex. All other trademarks are the property of their respective owners. For more information regarding registered trademarks owned by IntercontinentalExchange, Inc. and/or its affiliated companies, see https://www.theice.com/terms.jhtml.

Forward-Looking Statements
This press release may contain "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding IntercontinentalExchange's business that are not historical facts are forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. These statements are not guarantees of future performance and actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statement. The factors that might affect our performance include, but are not limited to: our business environment and industry trends; conditions in global financial markets; domestic and international economic conditions; volatility in commodity prices; changes in laws and regulations; increasing competition and consolidation in our industry; our ability to identify and effectively pursue acquisitions and strategic alliances and successfully integrate the companies we acquire on a cost-effective basis; the success of our clearing houses and our ability to minimize the risks associated with operating multiple clearing houses in multiple jurisdictions; technological developments, including ensuring that the technology we utilize is not vulnerable to security risks; the accuracy of our cost estimates and expectations, including, without limitation, those set forth in this press release under "Guidance and Additional Information"; our belief that cash flows will be sufficient to service our debt and fund our working capital needs and capital expenditures for the foreseeable future; our ability to develop new products and services on a timely and cost-effective basis; leveraging our risk management capabilities; maintaining existing market participants and attracting new ones; protecting our intellectual property rights; not violating the intellectual property rights of others; potential adverse litigation results; our belief in our electronic platform and disaster recovery system technologies; and identification of trends and how they will impact our business. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE’s most recent Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on February 8, 2012, and ICE’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, as filed with the SEC on August 1, 2012. These filings are also available in the Investors & Media section of our website. You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release. Except for any obligations to disclose material information under the Federal securities laws, ICE undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date of this press release.

Consolidated Unaudited Financial Statements

IntercontinentalExchange, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Transaction and clearing fees, net	$628,880	$587,550	$306,808	$288,540
Market data fees	73,557	60,119	37,171	30,699
Other	13,970	11,829	7,234	5,979
Total revenues	716,407	659,498	351,213	325,218
Operating expenses:
Compensation and benefits	132,776	123,814	64,700	62,176
Technology and communications	23,462	23,570	11,760	12,045
Professional services	17,928	16,227	8,526	8,422
Rent and occupancy	9,377	8,821	4,915	4,462
Acquisition-related transaction costs	7,709	9,314	4,246	5,877
Selling, general and administrative	20,466	17,579	9,542	8,517
Depreciation and amortization	64,091	65,968	32,108	32,837
Total operating expenses	275,809	265,293	135,797	134,336
Operating income	440,598	394,205	215,416	190,882
Other income (expense):
Interest and investment income	682	1,831	442	843
Interest expense	(19,667)	(15,495)	(9,599)	(7,752)
Other income (expense), net	26	(561)	305	(285)
Total other expense, net	(18,959)	(14,225)	(8,852)	(7,194)
Income before income taxes	421,639	379,980	206,564	183,688
Income tax expense	126,562	125,454	61,266	59,316
Net income	$295,077	$254,526	$145,298	$124,372
Net income attributable to noncontrolling interest	(4,055)	(4,257)	(2,141)	(3,007)
Net income attributable to IntercontinentalExchange, Inc.	$291,022	$250,269	$143,157	$121,365
Earnings per share attributable to IntercontinentalExchange, Inc. common shareholders:
Basic	$4.00	$3.41	$1.97	$1.65
Diluted	$3.97	$3.37	$1.95	$1.64
Weighted average common shares outstanding:
Basic	72,698	73,435	72,755	73,437
Diluted	73,303	74,169	73,343	74,138

IntercontinentalExchange, Inc. and Subsidiaries

Consolidated Balance Sheets
(In thousands, except per share amounts)
(Unaudited)
	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$1,082,018	$822,949
Short-term restricted cash	81,377	52,982
Customer accounts receivable	175,186	136,331
Margin deposits and guaranty funds	34,686,716	31,555,831
Prepaid expenses and other current assets	33,157	37,298
Total current assets	36,058,454	32,605,391
Property and equipment, net	137,678	130,962
Other noncurrent assets:
Goodwill	1,907,338	1,902,984
Other intangible assets, net	822,447	854,374
Long-term restricted cash	164,499	164,496
Long-term investments	381,170	451,136
Other noncurrent assets	33,182	38,521
Total other noncurrent assets	3,308,636	3,411,511
Total assets	$39,504,768	$36,147,864
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$73,604	$65,964
Accrued salaries and benefits	37,982	58,248
Current portion of licensing agreement	19,249	19,249
Current portion of long-term debt	50,000	50,000
Income taxes payable	36,139	22,614
Margin deposits and guaranty funds	34,686,716	31,555,831
Other current liabilities	51,859	28,408
Total current liabilities	34,955,549	31,800,314
Noncurrent liabilities:
Noncurrent deferred tax liability, net	220,451	235,889
Long-term debt	812,500	837,500
Noncurrent portion of licensing agreement	71,149	80,084
Other noncurrent liabilities	37,792	31,736
Total noncurrent liabilities	1,141,892	1,185,209
Total liabilities	36,097,441	32,985,523
EQUITY
IntercontinentalExchange, Inc. shareholders’ equity:
Common stock	797	792
Treasury stock, at cost	(662,822)	(644,291)
Additional paid-in capital	1,871,136	1,829,181
Retained earnings	2,248,118	1,957,096
Accumulated other comprehensive loss	(81,481)	(21,253)
Total IntercontinentalExchange, Inc. shareholders’ equity	3,375,748	3,121,525
Noncontrolling interest in consolidated subsidiaries	31,579	40,816
Total equity	3,407,327	3,162,341
Total liabilities and equity	$39,504,768	$36,147,864

ICE-CORP